EXHIBIT 99.1
GIANT INDUSTRIES, INC.
NEWS RELEASE

Contact: Mark B. Cox
         Executive Vice President, Treasurer, & Chief Financial Officer Giant Industries, Inc.
         (480) 585-8888

FOR IMMEDIATE RELEASE

December 15, 2005

                       UPDATE ON GIANT'S YORKTOWN REFINERY

Scottsdale, Arizona, December 15, 2005 - Giant Industries, Inc. [NYSE: GI] announced today that the fire at its Yorktown refinery, which occurred on November 25, 2005, primarily damaged the gas plant that supports the Fluid Catalytic Cracker. Some piping and instrumentation cables for other operating units in the refinery were also damaged by the fire. All of the units at the refinery have been shut down since the date of the fire to assess the scope of the work required to return the refinery to safe and efficient operations.

It has now been determined that the refinery will be brought back to operation in two stages. It is currently anticipated that certain units, including the crude unit, will return to operation on or about January 15, 2006. The gas plant and the Fluid Catalytic Cracker are currently targeted to return to operation on or about March 30, 2006. In the interim period, it is anticipated that the refinery will operate at approximately 40,000 barrels per day. Giant has property insurance coverage with a $1.0 million deductible that should cover a significant portion of the repair costs and also has business interruption insurance coverage for the financial impact after the forty-five day waiting period under that policy is exceeded.

Giant's Chairman and CEO, Fred Holliger commented, "Anytime something like this occurs in a refinery it is a very serious matter for our employees, our shareholders and the local community. We are very pleased that no one was injured, and we are thankful for the timely response of both our fire brigade and the local fire departments."

Holliger continued, "Originally we had planned a thirty-day turnaround of the Fluid Catalytic Cracker in April 2006. We have decided to perform the turnaround now while the unit is not operating and eliminate the need for the scheduled turnaround in April. During the downtime, we are also going to complete a high return project, with an anticipated cost of $7.0 million, on the Fluid Catalytic Cracker that should increase our yield of higher value finished products."

The Yorktown refinery has a crude oil throughput capacity of 62,000 barrels per day. The refinery is located in Yorktown, Virginia.

Giant Industries, Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent Company of Phoenix Fuel Co., Inc. and Dial Oil Co., both of which are wholesale petroleum products distributors.

This press release contains forward-looking statements that involve known and unknown risks and uncertainties. Forward-looking statements are identified by words or phrases such as "believes," "expects," "anticipates," "estimates," "should," "could," "plans," "intends," "may," "project," "predict," "will," variations of such words and phrases, and other similar expressions. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While these forward-looking statements are made in good faith, and reflect the Company's current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: the risk that damage to refinery units other than the gas plant that supports the Fluid Catalytic Cracker could be more serious than we believe; the risk that the repairs to the refinery could take longer or cost more than we expect; the risk that insurance coverage will not be available as we expect; the risk that the refinery will not be able to operate at 40,000 barrels per day in the interim period; the risk that additional turnaround time will be required in 2006; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on behalf of the Company, are expressly qualified in their entirety by the foregoing. Forward-looking statements made by the Company represent its judgment on the dates such statements are made. The Company assumes no obligation to update any forward-looking statements to reflect new or changed events or circumstances.